EXHIBIT 14
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                                 Code of Ethics

                           FIRST NATIONAL CORPORATION
                   CODE OF ETHICS FOR FINANCIAL PROFESSIONALS
                                  July 7, 2003

OVERVIEW

This Code of Ethics for Financial Professionals ("Code") applies to all financial management professionals of First National Corporation ("FNC"). Financial management professionals are FNC's Chief Executive Officer, Chief Financial Officer, Corporate Controller, Manager of Financial Reporting, and managers reporting to each of these positions who are responsible for accounting and financial reporting.

This Code covers a wide range of financial and non-financial business practices and procedures. This Code does not cover every issue that may arise, but it sets out basic principles to guide all financial management professionals of FNC. If a law or regulation conflicts with a policy in this Code, the financial management professionals must comply with the law or regulation. If a financial management professional has any questions about this Code or potential conflicts with a law or regulation, they should contact FNC's General Auditor or the company's Audit Committee.

Each financial management professional must recognize that financial managers hold an important and elevated role in corporate governance. They are uniquely capable and empowered to ensure that FNC's, its stockholders', and other stakeholders' interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which financial management professionals are expected to adhere and advocate. The Code also embodies rules regarding individual and peer responsibilities, as well as responsibilities to FNC, the stockholders, other stakeholders and the public.

Financial management professionals who violate the standards of this Code will be subject to disciplinary action, which may include termination of employment. Violations of this Code of Ethics could also constitute violations of law and could result in civil and criminal penalties for individuals, their supervisors, and/or the company.
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                 FINANCIAL CODE PRINCIPLES AND RESPONSIBILITIES

Financial management professionals shall adhere to and advocate to the best of their knowledge and ability the following principles and responsibilities governing their professional and ethical conduct.

1. Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2. When disclosing information to constituents, provide them with information that is accurate, complete, objective, relevant, timely and understandable. Reports and documents that FNC files with the Securities and Exchange Commission or releases to the public shall contain full, fair, accurate, timely and understandable information.

3. Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of selfregulatory organizations or exchanges of which FNC or its subsidiaries is a member.

4. Act in good faith, responsibly, with care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

5. Respect and protect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of their work shall not be used for personal advantage.

6. Share knowledge and maintain skills important and relevant to constituents' needs.

7. Proactively promote ethical behavior as a responsible partner among peers in the company or its subsidiaries. 8. Demonstrate responsible use of and control over all assets and resources employed by or entrusted to them.

9. Be responsible for implementing and maintaining an adequate internal control structure and procedures for financial reporting, including disclosure controls.

10. Promptly report violations of this Code to FNC's General Auditor or Audit Committee.

WAIVERS OF THE CODE

Any waiver of this Code for financial management professionals may be made only by the Audit Committee of the Board of Directors and will be promptly disclosed as required by applicable law or regulation. Requests for waivers must be made in writing to FNC's Audit Committee.

REPORTING OF VIOLATIONS OF THE CODE AND ILLEGAL OR UNETHICAL BEHAVIOR

Financial management professionals should report observed violations of the Code and any other illegal or unethical behavior to FNC's General Auditor or the Audit Committee. All reports will be treated in a confidential manner. Financial management professionals are expected to cooperate in internal investigations of misconduct and violations of this Code.

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              Personal Commitment to the First National Corporation
                   Code of Ethics for Financial Professionals

I acknowledge that I have received and read the First National Corporation Code of Ethics for Financial Professionals, dated July 7, 2003, and understand my obligations as a financial management professional to comply with this Code of Ethics.

I understand that my agreement to comply with this Code of Ethics does not constitute a contract of employment.


                                         Date:
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(Signature)

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(Print Name)

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(Title or Position)








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